Exhibit 99.1

Trikon Technologies, Inc. Ringland Way, Newport, NP18 2TA, United Kingdom.

Press Release

TRIKON TECHNOLOGIES REPORTS RESULTS FOR THIRD QUARTER 2004

NEWPORT, Wales, United Kingdom, October 21, 2004 — Trikon Technologies, Inc. (Nasdaq: TRKN) today reported results for its third quarter ended September 30, 2004.

Revenues for the quarter were $9.9 million, an increase of 17 percent on $8.4 million for the third quarter of 2003, and a decrease of 3 percent on $10.2 million for the second quarter of 2004. Revenues for the nine months ended September 30, 2004 were $26.8 million, an increase of 37% compared to $19.5 million for the nine-month period in the prior year.

Operating loss for the quarter was $1.5 million, smaller by 71 percent compared to an operating loss of $4.9 million for the third quarter of 2003 and 67 percent compared to the $4.5 million operating loss for the second quarter of 2004. Operating loss for the nine-month period ended September 30, 2004 was $12.4 million compared to $20.5 million in the nine months ended September 30, 2003.

Included in operating loss for the three- and nine-month periods ended September 30, 2004 are a release of $1.2 million from a restructuring reserve charged to income in 1997 for which we have concluded that no further liability exists and non-recurring charges of approximately $0.4 million in professional fees, including expenses to meet Sarbanes Oxley controls requirements.

Net loss applicable to common shares for the quarter was $1.6 million, or $0.10 per share, compared to a net loss of $5.2 million, or $0.37 per share in the third quarter of the prior year and $4.7 million, or $0.30 per share for the second quarter of 2004. Net loss applicable to common shares for the nine-month period ended September 30, 2004 was $12.2 million, or $0.77 per share, compared to a net loss of $20.6 million, or $1.53 per share in the nine-month period ended September 30, 2003.

Revenue deferred under our revenue recognition policy decreased to $2.3 million at September 30, 2004 compared to $5.8 million at December 31, 2003.

The book to bill ratio for the quarter was 0.74:1, excluding the award of a Research and Development grant from the United Kingdom government for 300mm MRAM development.

“I am pleased to report that Trikon’s financial performance continues to improve,” said Bill Chappell, chief financial officer. “Increases in revenues along with the cost control measures we implemented this year have resulted in stronger margins and narrowed the operating loss. The gross margin this quarter was back above 40 percent.”

“Whilst we continue to improve our financial performance, we are also developing new opportunities and expanding our product and customer base to drive future revenue growth,” commented John Macneil, chief executive officer. “We are continuing to progress both new technologies and new applications for advanced technologies. During the third quarter we were able to announce that Trikon would be developing broad ion beam deposition technology for 300mm MRAM nanotechnology to address a market opportunity for advanced memory. We were pleased that the UK government has awarded grant funding of up to 50% of the total project value of $5.9 million to support this development.”

“We will also be shipping an evaluation tool to a leading Japanese IDM in the fourth quarter of fiscal 2004 for Flowfill for an advanced gap fill application,” Dr. Macneil continued. “We have already demonstrated the benefits of Flowfill to this customer at a time when existing technologies, both spin-on and high density plasma, are struggling to solve sub-90nm requirements for shallow trench isolation. They now wish to have a tool on site for their central R&D facilities to complete their evaluation and integration work.”

Investor Conference Call and Webcast

There will be a conference call at 10:30 am New York time today, hosted by Dr. John Macneil, President and CEO to discuss the results for the third quarter ended September 30, 2004 and the outlook for the fourth quarter of 2004. A live and subsequently recorded audio webcast of the call will be available at www.trikon.com.

About Trikon Technologies

Trikon Technologies is a leading provider of wafer fabrication equipment and services to the global semiconductor industry. Trikon develops and manufactures advanced capital equipment for plasma etching and chemical and physical vapor deposition (CVD and PVD) of thin films for use in the production of semiconductor devices. These are key components in most advanced electronic products, such as telecommunication devices, consumer and industrial electronics and computers. More information is available on the World Wide Web at: www.trikon.com.

Trikon Technologies Contacts

Corporate contact:	Bill Chappell	+44 (0) 1633-414192	bill.chappell@trikon.com
US IR contact:	Kevin Kirkeby	+1 646-284-9416	kkirkeby@hfgcg.com

“Safe Harbor” Statement Under the Private Securities Litigation Act of 1995: This news release contains certain forward-looking statements that include, without limitation, statements by Dr. Macneil and Bill Chappell about Trikon’s expectations regarding its ability to improve its financial performance, develop new opportunities and expand product and customer base, as well as statements regarding the availability of UK grant funding. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially, including, but not limited to the economic conditions within the semiconductor capital equipment industry, demand for Trikon’s products and services, Trikon’s ability to continue to comply with its bank covenants, possible changes in the company’s strategy, the Japanese IDM customer’s ability to cancel its evaluation prior to generating revenue for the company, and the possibility that the company may not satisfy the initial and continuing criteria to obtain UK government grant funding. Additional factors that may cause actual results to differ are included in the more detailed cautionary statements included in the company’s SEC reports, including, without limitation, its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

-Tables Follow-

Trikon Technologies Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2004	December 31, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$19,009	$31,646
Accounts receivable, net	10,547	11,287
Inventories, net	15,465	15,257
Prepaid and other current assets	3,034	4,855

Total current assets	48,055	63,045

Property, equipment and leasehold improvements, net	14,091	16,896
Demonstration systems, net	1,270	2,814
Other assets	377	374

Total assets	$63,793	$83,129

Liabilities and shareholders’ equity
Current liabilities:
Short term borrowing	$9,050	$—
Accounts payable and accrued expenses	5,663	5,785
Current portion of long-term debt	220	11,736
Deferred revenue	2,292	5,803
Other current liabilities	1,290	2,635
Accrued expenses	1,786	1,399
Warranty and related expenses	1,032	1,285

Total current liabilities	21,333	28,643

Long-term debt less current portion	16	188
Other non-current liabilities	783	928

	$22,132	$29,759

Shareholders’ equity:
Preferred Stock:
Authorized shares — 20,000,000
Issued and outstanding — Nil at September 30, 2004 and December 31, 2003	$—	$—
Common Stock, $0.001 par value:
Authorized shares — 50,000,000
Issued and outstanding —15,752,309 at September 30, 2004 and 15,635,888 at December 31, 2003	261,413	261,217
Accumulated other comprehensive loss	2,105	1,833
Accumulated deficit	(221,857)	(209,680)

Total shareholders’ equity	41,661	53,370

Total liabilities and shareholders’ equity	$63,793	$83,129

Trikon Technologies Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Revenues:
Product revenues	$9,858	$8,364	$26,702	$19,435
Licence revenues	17	49	126	98

	9,875	8,413	26,828	19,533

Costs and expenses:
Cost of goods sold	5,871	5,870	18,763	15,014
Research and development	1,921	2,157	6,766	6,798
Selling, general and administrative	4,735	4,428	14,914	14,648
Restructuring cost	(1,200)	—	(1,200)
Settlement of pension liabilities and related expenses	—	899	—	3,622

	11,327	13,354	39,243	40,082

Loss from operations	(1,452)	(4,941)	(12,415)	(20,549)
Foreign currency gains (losses)	7	(55)	366	100
Interest (expense) income, net	(92)	(165)	37	45

Loss before income tax charge	(1,537)	(5,161)	(12,012)	(20,404)
Income tax charge	45	29	165	187

Net loss	$(1,582)	$(5,190)	$(12,177)	$(20,591)

Loss per share data:

Basic:	$(0.10)	$(0.37)	$(0.77)	$(1.53)
Diluted:	$(0.10)	$(0.37)	$(0.77)	$(1.53)
Weighted average common shares used in the calculation:

Basic:	15,752	14,078	15,733	13,484
Diluted:	15,752	14,078	15,733	13,484